Exhibit 99.2
Important Notice Regarding the Availability of Materials
MDU RESOURCES GROUP, INC.

You are receiving this communication because you hold common stock in MDU Resources Group, Inc. ("MDU Resources"). MDU Resources has released informational materials regarding the separation of Everus Construction Group, Inc. from MDU Resources that are now available for your review. This notice provides instructions on how to access MDU Resources materials for informational purposes only.
The separation will occur by means of a spin-off of a newly formed company named Everus Construction Group, Inc., which will own Everus Construction, Inc., including its assets and liabilities, and will be effected by means of a pro rata distribution of all of the outstanding shares of Everus Construction Group, Inc. common stock to the holders of MDU Resources common stock.
The materials consist of the Information Statement, plus any supplements, that
Everus Construction Group, Inc. has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE:	¢
How to View Online:
Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:            www.materialnotice.com
2) BY TELEPHONE:        1-800-579-1639
3) BY E-MAIL*:                sendmaterial@materialnotice.com
*If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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